Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in Amendment No. 5 to the Registration Statement (Form S-3 No. 333-100321) and related Prospectus of Argonaut Group Inc. for the registration of $150,000,000 of its common stock, preferred stock, and debt securities and to the incorporation by reference therein of our report dated January 29, 2002, with respect to the consolidated financial statements of Front Royal, Inc. included in Argonaut Group Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.




                                                        /s/ ERNST & YOUNG LLP



Richmond, Virginia
August 11, 2003